EXHIBIT 5.1



                             OPINION RE: LEGALITY
                                  EXHIBIT 5.1

                                JOSEPH I. EMAS
                                ATTORNEY AT LAW
                            1224 Washington Avenue
                          Miami Beach, Florida 33139
                                (305) 531-1174
March 12, 2004
Elderwatch, Inc.
2881 North Pine Island Road
Building 65, Suite 203
Sunrise FL 33322
Gentlemen:
          You have requested my opinion, as counsel for ElderWatch, Inc., a Florida corporation (the "Company"), in connection with the registration statement on Form SB-2 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), being filed by the Company with the Securities and Exchange Commission.
         The Registration Statement relates to an offering of 957,000 shares of the Company's common stock.
          I have examined such records and documents and made such examination of laws as I have deemed relevant in connection with this opinion. It is my opinion that when there has been compliance with the Securities Act, the shares of common stock, when issued, delivered, and paid for, will be fully paid validly issued and non-assessable.
         No opinion is expressed herein as to any laws other than the State of Florida of the United States.
          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Registration Statement. In so doing, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
JOSEPH I. EMAS

By /s/   Joseph I. Emas
        Joseph I. EMAS